FOR IMMEDIATE RELEASE
Resonant Inc. Reports First Quarter 2016 Financial Results
and Provides Business Update
-- Management to Host a Conference Call Today at 1:30 p.m. PT/4:30 p.m. ET --

GOLETA, Calif. -- May 11, 2016 -- Resonant Inc. (NASDAQ: RESN), a designer of filters for radio frequency, or RF, front-ends that specializes in delivering designs for difficult bands and complex requirements, today announced financial results for the first quarter ended March 31, 2016 and provided a business update.

“I am pleased to report on our recent progress, which includes several important achievements for Resonant -- namely our first revenues from development agreements announced in the first quarter, and the signing of our first license agreement in late April with our tier one customer,” stated Chief Executive Officer Terry Lingren. “This progress moves us closer toward realizing royalties from sales of our filter designs and follows the progression we have outlined with our customers. As we advance the five products we have under development, we will also continue to look for opportunities to take on new projects with our existing customers, and work to add new customers, all of which increase our opportunities for seeing our filter designs achieve commercialization.

“We also completed a private placement last month in which we raised net proceeds of $5.2 million. We were particularly pleased to see several of our existing shareholders, board members and executives show their confidence in our future by participating in the fund raising. These funds allow us to continue our progress, and in particular, build our technical team in order to add filter designs to our project portfolio,” concluded Lingren.

Financial Results for the First Quarter 2016 Compared With the First Quarter 2015

•
For the three months ended March 31, 2016, Resonant recognized $27,000 of revenue, which represented the ratable amount (based on an expected three month development period) for upfront, non-refundable payments from two customers. The remaining balance of $53,000 was recorded as deferred revenue to be recognized by June 30, 2016.

•
Research and development expenses totaled $1.0 million, compared with $746,000 for the first quarter of 2015. The increase was the result of the increased payroll, benefit, consulting, travel and development costs related to increased activity on various filter designs under development.

•
General and administrative expenses totaled $1.6 million, compared with $870,000 a year ago. The increase was due primarily to increased legal fees, increased hiring, payroll and benefit costs related to two new executives and accounting costs associated with operating as a public company.

•
On a non-GAAP basis, adjusted EBITDA for the first quarter of 2016, which excludes non-cash charges for stock-based compensation and depreciation and amortization, was $(2.6) million, or $(0.35) per fully diluted share. This compared with non-GAAP adjusted EBITDA for the first quarter of 2015 of $(1.6) million, or $(0.23) per fully diluted share.

•	The net loss totaled $3.1 million, or $0.42 per fully diluted share, compared with a net loss of $2.2 million, or $0.31 per share, for the same quarter last year.

•
Cash at March 31, 2016 totaled $3.1 million and excluded the approximate $5.2 million in net proceeds (after deducting placement agent fess and estimated offering expense) from the Company’s private placement completed on April 25. This compared with $2.5 million of cash at December 31, 2015. The Company also had investments of $3.0 million at December 31, 2015. There were no investments at March 31, 2016.

Conference Call
Investors interested in participating in today’s live call can dial 1-877-407-3982 from the U.S. or 1-201-493-6780 from international locations. A telephone replay will also be available approximately three hours after the call concludes and will run through May 18 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13635195. The replay will also be posted to the IR section of the Resonant website at: http://ir.resonant.com/ir-calendar and will be available for 60 days.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation. Resonant believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of Resonant’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About Resonant® Inc.
Resonant is creating innovative filter designs for the RF front-end, or RFFE, for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for the radio frequency signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals and noise.

About Resonant’s ISN® Technology
Resonant can create designs for hard bands and complex requirements that have the potential to be manufactured for half the cost and developed in half the time of traditional approaches Resonant’s large suite of proprietary mathematical methods, software design tools and network synthesis techniques enable it to explore a much bigger set of possible solutions and quickly derive the better ones.  These improved filters still use existing manufacturing methods (i.e. SAW) and can perform as well as those using higher cost methods (i.e. BAW). While most of the industry designs surface acoustic wave filters using a coupling-of-modes model, Resonant uses circuit models and physical models. Circuit models are computationally much faster, and physical models are highly accurate models based entirely on fundamental material properties and dimensions. Resonant’s method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab.  In addition, because Resonant’s models are fundamental, integration with its foundry and fab customers is eased because its models speak the “fab language” of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the timing of future royalties and the timing for inclusion of our filter designs in phones. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; and general market, economic and business conditions.

Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

IR Contacts:

Resonant
Ina McGuinness, 1-805-308-9488
IR@Resonant.com

Or

MZ North America
Matt Hayden, 1-949-259-4986
matt.hayden@mzgroup.us

Resonant Inc.
Condensed Consolidated Balance Sheets

	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$3,055,000	$2,501,000
Investments held-to-maturity	—	3,006,000
TOTAL CURRENT ASSETS	3,207,000	5,645,000
PROPERTY AND EQUIPMENT, NET	947,000	992,000
TOTAL NONCURRENT ASSETS	941,000	930,000
TOTAL ASSETS	$5,095,000	$7,567,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$1,213,000	$1,079,000
TOTAL LONG-TERM LIABILITIES	11,000	20,000
STOCKHOLDERS’ EQUITY
Common stock	7,000	7,000
Additional paid-in capital	37,852,000	37,373,000
Accumulated deficit	(33,988,000)	(30,912,000)
TOTAL STOCKHOLDERS’ EQUITY	3,871,000	6,468,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,095,000	$7,567,000

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
REVENUE	$27,000	$—
OPERATING EXPENSES
Research and development	1,043,000	746,000
General and administrative	1,560,000	870,000
Stock compensation	358,000	508,000
Depreciation and amortization	145,000	111,000
TOTAL OPERATING EXPENSES	3,106,000	2,235,000
OPERATING LOSS	(3,079,000)	(2,235,000)
OTHER INCOME
Interest income	4,000	8,000
TOTAL OTHER INCOME	4,000	8,000
LOSS BEFORE PROVISION FOR INCOME TAXES	(3,075,000)	(2,227,000)
Provision for income taxes	(1,000)	(1,000)
NET LOSS	$(3,076,000)	$(2,228,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.42)	$(0.31)
Weighted average shares outstanding — basic and diluted	7,337,572	7,077,789

Resonant Inc.
Reconciliation of Non-GAAP Information
(Unaudited)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015

Net loss (GAAP)	$(3,076,000)	$(2,228,000)
Add (subtract) the following items:
Interest income	(4,000)	(8,000)
Stock Compensation	358,000	508,000
Depreciation and amortization	145,000	111,000
Taxes	1,000	1,000
Adjusted EBITDA (non-GAAP)	$(2,576,000)	$(1,616,000)
NET EBITDA PER SHARE – BASIC AND DILUTED (non-GAAP)	$(0.35)	$(0.23)
Weighted average shares outstanding — basic and diluted	7,337,572	7,077,789